SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 3) *

Sunesis Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

 (Title of Class of Securities)

867328502

 (CUSIP Number)

December 31, 2009

 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

(Page 1 of 12 Pages)

_____________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	867328502	13G	Page 2 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Capital, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 177,778 (Comprised of Warrants to Purchase Common Stock)
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 177,778 (Comprised of Warrants to Purchase Common Stock)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 177,778 (Comprised of Warrants to Purchase Common Stock)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .5%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	867328502	13G	Page 3 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	867328502	13G	Page 4 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Special Situations Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 177,778 (Comprised of Warrants to Purchase Common Stock)
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 177,778 (Comprised of Warrants to Purchase Common Stock)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 177,778 (Comprised of Warrants to Purchase Common Stock)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .5%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	867328502	13G	Page 5 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Management Company, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 305,314 (Comprised of Warrants to Purchase Common Stock)
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 305,314 (Comprised of Warrants to Purchase Common Stock)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 305,314 (Comprised of Warrants to Purchase Common Stock)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .85%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	867328502	13G	Page 6 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield International Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON* CO

CUSIP No.	867328502	13G	Page 7 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Special Situations Fund International Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 305,314 (Comprised of Warrants to Purchase Common Stock)
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 305,314 (Comprised of Warrants to Purchase Common Stock)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 305,314 (Comprised of Warrants to Purchase Common Stock)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .85%
12.	TYPE OF REPORTING PERSON* CO

CUSIP No.	867328502	13G	Page 8 of 12 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James E. Flynn
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 483,092 (Comprised of Warrants to Purchase Common Stock)
	7.	SOLE DISPOSITIVE VOTING POWER 0
	8.	SHARED DISPOSITIVE VOTING POWER 483,092 (Comprised of Warrants to Purchase Common Stock)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 483,092 (Comprised of Warrants to Purchase Common Stock)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.33%
12.	TYPE OF REPORTING PERSON* IN

CUSIP No.	867328502	13G	Page 9 of 12 Pages

Item 1(a).	Name of Issuer:

Sunesis Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

341 Oyster Point Boulevard South San Francisco, California 94080

Item 2(a).	Name of Person Filing:

James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P.,
Deerfield Special Situations Fund, L.P., Deerfield Management
Company, L.P., Deerfield International Limited, Deerfield Special
Situations Fund International Limited

Item 2(b).	Address of Principal Business Office, or if None, Residence:

James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P.
Deerfield Special Situations Fund, L.P., Deerfield Management
Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017
Deerfield International Limited, Deerfield Special Situations
International Limited c/o Bisys Management,
Bison Court, Columbus Centre, P.O. Box 3460, Road Town,
Tortola, British Virgin Islands

Item 2(c).	Citizenship:

Mr. Flynn - United States citizen
Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield
Special Situations Fund, L.P. - Delaware limited partnerships
Deerfield Management Company, L.P. - New York limited partnership
Deerfield International Limited and Deerfield Special Situations
International Limited - British Virgin Islands corporations

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

867328502

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No.	867328502	13G	Page 10 of 12 Pages

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Deerfield Capital, L.P. – 177,778 shares – (Comprised of Warrants to Purchase Common
Stock)
Deerfield Partners, L.P. – 0 shares
Deerfield Special Situations Fund, L.P. - 177,778 shares – (Comprised of Warrants to
Purchase Common Stock)
Deerfield Management Company, L.P. - 305,314 shares – (Comprised of Warrants to
Purchase Common Stock)
Deerfield International Limited - 0 shares
Deerfield Special Situations International Limited - 305,314 shares – (Comprised of
Warrants to Purchase Common Stock)
James E. Flynn - 483,092 shares – (Comprised of Warrants to Purchase Common Stock)

(b)	Percent of class:

Deerfield Capital, L.P. - .5%
Deerfield Partners, L.P. – 0%
Deerfield Special Situations Fund, L.P. - .5%
Deerfield Management Company, L.P. – .85%
Deerfield International Limited – 0%
Deerfield Special Situations International Limited – .85%
James E. Flynn – 1.33%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote
Deerfield Capital,
L.P. – 177,778 shares
(Comprised of Warrants
to Purchase Common Stock)
Deerfield Partners,
L.P. – 0
Deerfield Special
Situations Fund,
L.P. - 177,778 shares
(Comprised of Warrants
to Purchase Common Stock)
Deerfield
Management Company,
L.P. - 305,314 shares
(Comprised of Warrants
to Purchase Common Stock)
Deerfield
International
Limited - 0
Deerfield Special
Situations Fund
International
Limited - 305,314 shares
(Comprised of Warrants
to Purchase Common Stock)
James E. Flynn -
483,092 shares
(Comprised of Warrants
to Purchase Common Stock)

CUSIP No.	867328502	13G	Page 11 of 12 Pages

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of
Deerfield Capital,
L.P. – 177,778 shares
(Comprised of Warrants
to Purchase Common Stock)
Deerfield Partners,
L.P. – 0
Deerfield Special
Situations Fund,
L.P. - 177,778 shares
(Comprised of Warrants
to Purchase Common Stock)
Management Company,
L.P. - 305,314 shares
(Comprised of Warrants
to Purchase Common Stock)
Deerfield
International
Limited - 0
Deerfield Special
Situations Fund
International
Limited - 305,314 shares
(Comprised of Warrants
to Purchase Common Stock)
James E. Flynn -
483,092 shares
(Comprised of Warrants
to Purchase Common Stock)

Item 5.	Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☒.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

______________________
*   Deerfield Partners, L.P. and Deerfield International Limited no longer hold any shares and are no longer part of any filing “group” with the other reporting persons hereunder.

CUSIP No.	867328502	13G	Page 12 of 12 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit B

Item 9.	Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:	Deerfield Capital, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:	Flynn Management LLC General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:	Deerfield Management Company

By:	Flynn Management LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	Deerfield Management Company

By:	Flynn Management LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
Darren Levine, Attorney-In-Fact

Date:  February 12, 2010

Exhibit List

Exhibit A.  Joint Filing Agreement.

Exhibit B.  Item 8 Statement.

Exhibit C.(1)  Power of Attorney.

(1) Previously filed as Exhibit 24 to a Form 4 with regard to PAR Pharmaceutical Companies, Inc. filed with the Commission on February 1, 2007 by Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; and James E. Flynn.

Exhibit A

Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Sunesis Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

DEERFIELD PARTNERS, L.P.

By:	Deerfield Capital, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

DEERFIELD MANAGEMENT COMPANY

By:	Flynn Management LLC General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

DEERFIELD INTERNATIONAL LIMITED

By:	Deerfield Management Company

By:	Flynn Management LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	Deerfield Management Company

By:	Flynn Management LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, Managing Member

JAMES E. FLYNN

/s/ James E. Flynn

Exhibit B

Due to the relationships between them, the reporting persons hereunder that own shares of the issue may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.